Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-62643, 333-07225, 333-33624, 333-39948, 333-106394, 333-118140, 333-141577 and 333-156010 on Forms S-8 and Registration Statement No. 333-156009 on Form S-3, of our report dated March 3, 2010 (May 12, 2010, as to Note 16), relating to the 2009 and 2008 financial statements of Newpark Resources, Inc. and subsidiaries, (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the guarantor and non-guarantor consolidating statements), appearing in the Current Report on Form 8-K dated May 12, 2010.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
May 12, 2010